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                                                                    EXHIBIT 12.1


                             NOBLE AFFILIATES, INC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


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
                                          1994           1995           1996           1997          1998         1st Qtr 99
                                         -------        -------        -------        -------      ---------      ----------
Income (loss) before taxes                 5,225          7,998        136,289        157,685       (246,708)       (12,035)
Add (deduct)
   Fixed charges                          24,782         21,915         38,547         53,066         50,597         13,040
   Interest capitalized                   (7,183)        (3,127)        (2,165)        (6,239)        (6,753)        (1,123)
                                         -------        -------        -------        -------      ---------        -------
Earnings as defined                       22,824         26,786        172,671        204,512       (202,864)          (118)
                                         =======        =======        =======        =======      =========        =======

Net interest expense                      17,546         18,744         36,309         46,769         43,758         11,912
Interest capitalized                       7,183          3,127          2,165          6,239          6,753          1,123
Interest portion of rental expense            53             44             73             58             86              5
                                         -------        -------        -------        -------      ---------        -------
Fixed charges as defined                  24,782         21,915         38,547         53,066         50,597         13,040
                                         =======        =======        =======        =======      =========        =======

Ratio of earnings to fixed charges        0.9210         1.2223         4.4795         3.8539        -4.0094        -0.0090


Rental expense admin report              911,407        846,342        826,649        802,262      1,207,026        312,959

Weighted average rate                      0.058          0.052          0.088          0.072          0.071         0.0173

Interest portion of rent expense          52,862         44,010         72,745         57,763         85,699          5,414
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